Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (“Agreement”) is entered into as of October 24, 2024 (“Execution Date”), by and between JBG SMITH Properties (the “Company”) and Kevin Reynolds (“the Executive”).

RECITAL

The Executive has given notice to the Company of his desire to retire from full-time employment with the Company. The Company and the Executive desire to enter into this Agreement setting forth the terms and conditions relating to the Executive’s retirement as a full-time employee in the role of Chief Development Officer and his service as a consultant to the Company to provide temporary transitional services.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

ARTICLE 1

Employment and Transition

1.1Employment Status. The Executive will continue to serve as the Company’s Chief Development Officer until December 31, 2024 (the “Retirement Date”). On the Retirement Date, the Executive’s employment and position as Chief Development Officer of the Company, as well as any of the Executive’s other roles as an officer, manager, trustee, director and any other role or position with the Company or any of its subsidiaries or affiliates, will terminate, except as set forth in Article 2 of this Agreement. The period beginning on the Execution Date and ending at 5 p.m. East Coast Time on the Retirement Date, or the Executive’s earlier termination of employment, will be referred to in this Agreement as the “Employment Term.”

1.2Position; Duties. During the Employment Term, the Executive shall continue to serve as the Company’s Chief Development Officer with the duties, responsibilities and authority substantially consistent with those the Executive had immediately prior to the Execution Date (except as may be revised by the Chief Executive Officer).

1.3Employment Agreement. During the Employment Term, the terms of the Second Amended and Restated Employment Agreement dated as of February 18, 2021, as amended by the First Amendment dated as of February 14, 2024 (the “Employment Agreement”), shall continue in full force and effect in accordance with the terms thereof, except as modified by the terms of this

Agreement.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Company retains the right to terminate the Executive prior to the anticipated Retirement Date for any of the reasons set forth in the Employment Agreement, and if the Executive’s employment terminates prior to the Retirement Date, the terms of this Agreement shall be null and void and the Executive’s rights pertaining to any such termination shall be solely those rights set forth in the Employment Agreement and the applicable equity award agreements.  For purposes of the Employment Agreement, the Date of Termination, as such term is used in the Employment Agreement, shall be December 31, 2024.

ARTICLE 2

Consulting Engagement

2.1Consulting Status. Upon cessation of the Employment Term, the Executive’s employment shall terminate. Provided the Executive remains in active employment until the Retirement Date, and in consideration for the Executive’s execution, without revocation, and compliance with this Agreement, including the release of claims in Article 5 below, the Executive will become a consultant to the Company under the terms of this Article 2.  For the avoidance of doubt, as of the Retirement Date, the Executive shall no longer be treated as an employee of the Company or any of its subsidiaries or affiliates.

2.2Consulting Term. Provided the Executive remains in active employment until the Retirement Date, the Executive’s consulting term under this Agreement will commence immediately following the Retirement Date and will continue until the six-month anniversary of the Retirement Date or such earlier time provided in the following sentence (the “Consulting Term”). Notwithstanding any provision of this Agreement to the contrary, the Consulting Term may be terminated by (i) the Executive, for any reason or no reason, upon at least ten (10) days’ notice, and (ii) the Company for “Cause”, which for the avoidance of doubt, such termination shall be effective immediately upon the Company providing the Executive with written notice, unless such Cause shall be deemed by the Company in its sole discretion to be curable, in which case there shall be a ten (10) day period for which the Executive shall have the ability to remedy the purported Cause. The effective date of the termination of the Consulting Term shall be the “Consulting Cessation Date.”  “Cause” for the purposes of this Agreement shall mean a material breach of this Agreement (including, for the avoidance of doubt, a breach of Section 4.1).

2.3Consulting Services. During the Consulting Term, the Executive will be available at reasonable times and in a reasonable manner for up to 32 hours per calendar month to assist with the orderly transfer of his responsibilities as the Company may direct (the “Consulting Services”).  The Executive will act in the best interest of the Company at all times and will abide by all policies and decisions made by the Company (as may be applicable to consultants), as well as all applicable foreign, federal, state and local laws, regulations and ordinances.

2.4Independent Contractor Relationship. It is the express intention of the parties that the Executive shall perform the Consulting Services as an independent contractor to the Company (not an employee), and all of the terms and conditions of this Agreement relating to performance of the Consulting Services shall be interpreted in light of that relationship. The Executive will be solely responsible for and pay all taxes under any applicable law in connection with the Company’s payments to the Executive of the Consulting Fee (defined below).

ARTICLE 3

Payments by the Company

3.1During the Employment Term, the Executive will be entitled to the payments and benefits set forth in the Employment Agreement, in accordance with the terms therein as modified by the provisions of this Agreement.

3.2Provided the Executive remains in active employment until the Retirement Date, and in consideration for the Executive’s execution, without revocation, and compliance with this Agreement, including the release of claims in Article 5 below, (i) the Executive will be entitled to a consulting fee of $41,667 per month for each month or portion thereof that the Executive provides the Consulting Services to the Company (the “Consulting Fee”) and (ii) the provision of Consulting Services through April 24, 2025 will serve as the remainder of the Executive’s six (6) month retirement notice period set forth in the Executive’s outstanding equity award agreements such that the retirement provisions of such awards will take effect on April 24, 2025.

3.3Provided the Executive (a) executes the release of claims against the Company and its affiliates in the form attached as Exhibit A to this Agreement (“Release”) on or the day following the Retirement Date and does not timely revoke the Release following such execution, and (b) complies with this Agreement, the Executive will be entitled to the Pro Rata Bonus for calendar year 2024 as set forth in the Employment Agreement (net of applicable taxes), which, for the avoidance of doubt will not be prorated.

3.4Provided the Executive executes the release of claims against the Company and its affiliates in the form attached as Exhibit B on or within one day of the Consulting Cessation Date, then notwithstanding the terms of the Formation Units in JBG SMITH Properties LP (the “Partnership”) granted to the Executive on July 18, 2017, such units will remain convertible into LTIP Units of the Partnership in accordance with the terms of such Formation Units until the tenth anniversary of their grant date. For the avoidance of doubt, the Executive shall not be granted any equity awards in the Company or the Partnership during the Consulting Term.

ARTICLE 4

Other Terms

4.1Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.  The terms of Section 11 of the Employment Agreement shall continue in full force and effect during the Consulting Term and thereafter in accordance with the provisions thereof, provided that the two-year non-solicitation term set forth in Section 11(c)(2) of the Employment Agreement shall continue until the second anniversary of the Consulting Cessation Date.

4.2Office/Equipment Support. During the Consulting Term, the Company shall provide access to information technology, communication and hardware as the Company deems reasonably necessary for the Executive to perform services for the Company. Upon the Consulting Cessation Date, the Executive will promptly (1) return to the Company all Company property (e.g. laptops, tablets, mobile devices, equipment, security badge, phone, software, corporate credit card, keys); and (2) return or permanently delete all confidential Company information, including personally deleting or removing any and all Company information from all personal devices and databases and permanently disabling access to any Company repositories, databases or directories.

4.3Participation in Benefit Plans. The Company shall provide the Executive medical insurance coverage that is substantially identical to, at costs substantially identical to, that provided to other senior executives of the Company, which will be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act, for 18 months following the Retirement Date; provided, however, that if the agreement to so provide medical benefits continuation raises any compliance issues or imposition of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to the Executive.   The Executive will not participate in any benefit plans of the Company or its affiliates as an employee following the Retirement Date.

4.4Indemnification and D&O Insurance.  The indemnification provisions in Section 12 of the Employment Agreement remain in full force and effect in accordance with their terms and will apply to the Executive’s activities as an executive officer and as a consultant. During the Employment Term and Consulting Term, the Executive shall remain as an insured individual under any applicable Company directors’ and officers’ insurance policy as the Company may have in place from time to time to the extent possible under the applicable insurance policy.

4.5Reimbursements.  Prior to the termination of the Employment Term and the Consulting Term, the Executive will promptly submit all expense reimbursement requests to the Company.

4.6Code Section 409A. The parties intend that all compensation and benefits provided for under this Agreement shall either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall be paid or provided in accordance with the requirements of Code Section 409A.  For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.

ARTICLE 5

Release of Claims

5.1Release. In exchange for and in consideration of the payments, benefits, and other commitments described herein, including but not limited to the Executive’s consulting engagement with the Company, as provided by Article 2, and payments as provided in Article 3, the Executive, for himself and for each of his heirs, family members, executors, administrators, agents and assigns, hereby fully releases, acquits and forever discharges the Company and its past and present subsidiaries and affiliates (including without limitation JBG Properties Inc., JBG/Operating Partners L.P., Vornado Realty Trust, and Vornado Realty L.P.), and each of their respective officers, trustees, directors, shareholders, beneficial owners of stock, employees, agents and attorneys, both past and present, from any and all, both past and present, claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that the Executive may now have, has ever had, or hereafter may have, including those relating directly or indirectly to his employment with the Company or its subsidiaries and/or his termination of or change in employment that arose prior to and up to the date the Executive executes this Agreement.  The Executive also releases any and all other claims the Executive may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform

and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act; the National Labor Relations Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act (GINA); all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract (including the Employment Agreement), covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Notwithstanding the foregoing, the Executive is not waiving any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, and nothing in this Agreement prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority (without providing notice to the Company); however, the Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, provided that nothing in this Agreement limits the Executive’s right to receive an award for information provided to the SEC or any other agency administering a whistleblower award program, including in accordance with Exchange Act Rule 21F-3. Nothing in this Section 5.1 shall release any rights the Executive may have to benefits vested prior to the date hereof in the Company’s 401(k) plan. This release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”), and, therefore, pursuant to the requirement of the ADEA, the Executive acknowledges that he has been advised in writing that: (a) this release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release; (b) the Executive should consult with an attorney before executing this release; (c) the Executive has up to twenty-one (21) days within which to consider this release; (d) the Executive has seven (7) days following execution of this release to revoke this release and this Agreement; and (e) this release of claims under the ADEA shall become effective and enforceable on the eighth day after the Executive signs and delivers this Agreement to the Company’s Chief Legal Officer. Nothing in this release prevents or precludes the Executive from challenging, or seeking a determination in good faith of, the validity of this waiver under the ADEA or the Older Workers’ Benefit Protection Act (nor does it impose any condition precedent, penalties or cost for doing so, unless specifically authorized by federal law), or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.  Further, this Release does not include a release of claims by the Executive for: (1) unemployment insurance; (2) worker’s compensation benefits;

(3) state disability compensation; (4) previously vested benefits under any Company-sponsored benefit plans; (5) the right to enforce this Agreement; or (6) any other rights that cannot by law be released by private agreement.

ARTICLE 6

Miscellaneous

6.1Assignment and Transfer. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

6.2Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflict of laws principles.

6.3Consideration Period; Effective Date.  The Executive understands that this Agreement includes a release covering all legal rights or claims arising or accruing prior to the date this Release is executed, whether those rights or claims are presently known to the Executive or hereafter discovered.  The Executive acknowledges and understands that the Executive (a) is provided the twenty one (21) calendar day Consideration Period to consider, execute and return this Agreement to Jennifer Bassett at [***], and (b) has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation to Jennifer Bassett at  no later than 11:59 p.m. on the seventh calendar date after Employee signed this Agreement (the "Revocation Period").  The Executive further understands that if the Executive revokes this Agreement it shall be null and void and of no force or effect on either the Executive or the Company. This Agreement is not effective or enforceable until after the Revocation Period expires without revocation.

6.4Entire Agreement. Except as specifically set forth below, this Agreement, together with the Employment Agreement (as modified herein) and the agreements in respect of the Executive’s equity awards in the Partnership (as modified herein) contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

6.5Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.6Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.  You further agree that if a court of competent jurisdiction determines that any term, provision, covenant or condition of this Agreement or a surviving provision of the Employment Agreement (or portions thereof) is invalid or unenforceable, that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law.

6.7Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when delivered in person, or sent by certified or registered mail, with postage prepaid, to the Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be. Additionally, notice shall be permitted if by email to the Executive at [***] or to Steven Museles at [***].

6.8Resolution of Differences over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 4.1 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then, pursuant to the Federal Arbitration Act, such controversy or claim shall be resolved by binding private arbitration in Maryland, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute. For the avoidance of doubt, nothing herein shall prohibit the Company for seeking injunctive relief for any alleged breach of Section 4.1 of this Agreement.  In such an instance, the Company shall be permitted to immediately seek injunctive or provisional relief in a court of competent jurisdiction in the

State of Maryland (or in another court of competent jurisdiction if no Maryland court has jurisdiction over the claims).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

COMPANY: JBG SMITH Properties, a Maryland real estate investment trust		KEVIN REYNOLDS:
By:	/s/ Steven A. Museles	/s/ Kevin Reynolds
Name: Steven A. Museles
Title: Chief Legal Officer and Corporate Secretary

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

General Release AND WAIVER OF CLAIMS (this “Release”), by Kevin Reynolds (“Executive”) in favor of JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), shareholders, beneficial owners of its stock, its current or former officers, trustees, employees, members, attorneys and agents, and their predecessors (including Vornado Realty Trust, a Maryland real estate investment trust and Vornado Realty L.P., a Delaware limited partnership), and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership), successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Executive has been employed as Chief Development Officer pursuant to the terms of the Second Amended and Restated Employment Agreement entered into by JBG SMITH Properties and the Executive dated as of February 18, 2021, as further amended by the First Amendment dated as of February 14, 2024 (the “Employment Agreement”);

WHEREAS, Executive retired from employment with the Company, effective as of December 31, 2024 (the “Retirement Date”); and

WHEREAS, Executive is receiving certain payments and benefits from the Company pursuant to the Retirement and Consulting Agreement entered into as of October 24, 2024, by and between the Company and the Executive (the “Retirement and Consulting Agreement”) that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.General Release.  Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages.  In addition, in consideration of the provisions of this Release, Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).
2.Surviving Claims.  Notwithstanding anything herein to the contrary, this Release shall not:
(i)	release any Claims for payment of amounts payable under the Retirement and Consulting Agreement;
(ii)	release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans;
(iii)	release any Claim that may not lawfully be waived;
(iv)	release any Claim for indemnification and D&O insurance in accordance with the Employment Agreement and with applicable laws and the corporate governance documents of the Company;
(v)	waive Executive’s right to file an administrative charge or participate in an administrative investigation or proceeding (but Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding); or
(vi)	prohibit Executive from reporting possible violations of law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal or state law or regulation (including disclosures to the Securities and Exchange Commission, and including in accordance with Exchange Act Rule 21F-3).
3. [Reserved]
4.Acknowledgements by Executive.  Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown Claims.  Executive further acknowledges and agrees that:
(i)	this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Executive acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;
(ii)	Executive is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)	Executive has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Executive acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;
(iv)	Executive has been advised, and is being advised by this Release, that he has been given at least 21 days within which to consider the Release, but Executive can execute this Release at any time prior to the expiration of such review period; and
(v)	Executive is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 11:59 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.
5.Cooperation With Investigations and Litigation.  Executive agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company or its affiliate, including making himself reasonably available to consult with Company’s counsel, to provide information and to give testimony.  Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.  Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his or her protected rights in Sections 2 or 4 hereof or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
6.Non-Disparagement.  Executive agrees not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective trustees, officers and employees.  Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his or her protected rights in Sections 2 or 4 hereof or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry or in the event of litigation between the Executive and the Company or its affiliates.
7.Governing Law.  To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Maryland applicable to contracts made and to be performed entirely within that state.

8.Severability.  If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
9.Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
10.Counterparts; Facsimile Signatures.  This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart.  Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Executive has signed this Release on _________ ____, 2024. To be dated on or the day immediately following the Retirement Date.]

COMPANY: JBG SMITH Properties, a Maryland real estate investment trust		KEVIN REYNOLDS:
By:
Name:
Title:

Exhibit B

Consulting Agreement Release

In consideration of the benefits set forth in Article 3.4 of the Retirement and Consulting Agreement to which this Exhibit B is attached, Kevin Reynolds hereby reaffirms his release of all claims set forth in Sections 1 - 4 of the Release.

IN WITNESS WHEREOF, Consultant has signed this Release on _________ ____, 2024. [To be dated on or the day immediately following the Consulting Cessation Date.]

COMPANY: JBG SMITH Properties, a Maryland real estate investment trust		KEVIN REYNOLDS:
By:
Name:
Title: